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                                                                    EXHIBIT 10.2

                          CHANGE OF CONTROL AGREEMENT
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     This Change of Control Agreement is dated as of July 26, 1997 and is between Merisel, Inc., a Delaware corporation (the "Company"), Merisel Americas, Inc., a Delaware corporation ("Americas"), and Timothy N. Jenson ("Executive").

     The Company and Americas desire to retain Executive. Accordingly, Executive, the Company and Americas desire to set forth the terms and conditions governing Executive's employment by the Company and Americas following a Change
of Control (as defined below).   Accordingly, Executive, the Company and
Americas hereby agree as follows:

     1.     DEFINITIONS.  For purposes of this Agreement, the following terms
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shall have the meanings set forth below:

     (a) "Base Salary" shall mean Executive's annual base salary as in effect on the business day preceding a Change of Control or as the same may be increased thereafter from time to time, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

     (b) The "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise. As used herein, the term "Americas" shall also include each successor enterprise of Merisel Americas, Inc. that results from any merger, consolidation, reorganization, sale of assets or otherwise.

     (c) An "Americas Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group, other than the Company, shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Americas possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Americas, or (ii) there shall be a sale of all or substantially all of Americas's assets or Americas shall merge or consolidate with another corporation and the stockholders of Americas immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of Americas before the transaction. A "Company Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another

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corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction, or (iii) within one year following a transaction in which the holders of the Company's 12.5% Senior Notes due 2004 (the "Senior Notes") exchange all or a substantial portion of the Senior Notes for Common Stock of the Company, Dwight A. Steffensen is terminated by the Company's Board of Directors as Chief Executive Officer of the Company or the Company breaches its employment agreement with Mr. Steffensen in any material respect. A "Change of Control" shall be the first to occur of a Company Change of Control or an Americas Change of Control. It is expressly understood that, for purposes of this Section 1(c), the holders of indebtedness of the Company or its subsidiaries shall not be deemed to constitute a "group" solely by virtue of their roles as debtholders or by exercising their rights with respect thereto.

     (d) "Covered Termination" shall mean any cessation of the Executive's employment by the Company that occurs after a Change of Control other than as a result of (i) Termination for Cause, (ii) Executive's death or permanent disability, or (iii) Executive's resignation without Good Reason (as hereinafter defined).

     (e) A resignation by Executive shall be with "Good Reason" if after a Change of Control (i) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the Change of Control, it being understood that a mere change in title alone shall not constitute a material reduction in Executive's job responsibilities, (ii) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location, it being understood that required travel on the Company's business to an extent consistent with Executive's business travel obligation prior to the Change of Control does not constitute "Good Reason", (iii) there is a reduction in Executive's Base Salary, except that an across-the-board reduction in the salary level of all of the Company's Executives in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason," or
(iv) a successor to all or substantially all of the business and assets of the Company fails to furnish Executive with the assumption agreement required by
Section 7 hereof.

     (f) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Executive in violation of the Company's policies); excessive absenteeism; abuse of sick time; or Executive's conviction for or a plea of nolo contendere by Executive to a felony or any crime involving moral turpitude.

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     (g)    "Expiration Date" shall mean July 31, 1999.

     2.  AT-WILL EMPLOYEE.  Subject to the express provisions of this Agreement,
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the Company shall have no obligation to retain or continue Executive as an employee and Executive's employment status as an "at-will" employee of Company is not affected by this Agreement.

     3.  CHANGE OF CONTROL COVERED TERMINATION. If a Change of Control shall
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occur on or before the Expiration Date and if a Covered Termination shall occur within one year after the Change of Control, then: (A) on the effective date of such Covered Termination, the Company shall make a lump sum payment to Executive equal to (i) twelve (12) months of Executive's Base Salary plus (ii) an amount equal to one times the annual performance bonus received by the Executive during the year preceding the effective date of the Covered Termination, less (iii) the total of any amounts payable to Executive pursuant to the letter agreement dated November 29, 1995 between the Company and Executive, as amended (the "Letter Agreement"), other than amounts payable for reimbursement of COBRA payments; and (B) to the extent not payable under the Letter Agreement, the Company will reimburse Executive for the cost of Executive's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such Covered Termination) under the Company's health insurance plans for a twelve (12) month period following the date of the Covered Termination. The amount of such reimbursement will be grossed up so that Executive will receive an amount equal to the COBRA payments, after taking into account all applicable taxes. The payments to be made to Executive upon a Covered Termination are in addition to the payments made to employees by the Company upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination.The obligations of the Company and Americas hereunder shall be joint and several.

     4.  WITHHOLDING.  The Company or Americas, as applicable, shall deduct from
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all payments paid to Executive under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

     5.  BENEFIT REDUCTION.  In the event any payments are required to be made
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pursuant to Section 3 hereof, the first dollar amount of such payments shall be reduced to the extent necessary to assure that the payments that are received pursuant to the terms and conditions of this Agreement which are "parachute payments" under Internal Revenue Code Section 280G (or any successor section) and the Department of Treasury regulations issued thereunder do not exceed the maximum amount which may be paid hereunder without such amounts being treated as an "excess parachute payment" under such section.

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     6.  MITIGATION.  Executive shall have no obligation to mitigate the amount
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of any payment provided for in this Agreement by seeking employment or otherwise.

     7.  EXECUTIVE'S OBLIGATIONS.  In exchange for the Company or Americas
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providing the above described benefits to Executive, Executive agrees that prior to receiving any severance compensation from Company or Americas in respect of such Covered Termination, whether under this Agreement or otherwise, Executive will execute and deliver to the Company a Release and a Confidentiality Agreement, each substantially in the form provided to Executive with this Agreement.

     8.  ASSUMPTION AGREEMENT. The Company or Americas will require any
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successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company or Americas, as the case may be, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Americas would be required to perform it whether or not such succession had taken place.

     9.  ARBITRATION.  Any dispute that may arise between you and the Company
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and/or Americas in connection with or relating to this Agreement, including any monetary claim arising from or relating to this Agreement, will be submitted to final and binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Such arbitration shall proceed before a single arbitrator who shall be selected by the mutual agreement of the parties. If the parties are unable to agree on the selection of an arbitrator, such arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules and procedures of the AAA. The decision of the the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final and binding on such arbitrating parties, their respective heirs, legal representatives, successors, and assigns. Each party to any such arbitration proceeding shall bear her or his own attorney's fees and costs in connection with any such arbitration and each party shall pay half of all costs associated with the arbitration including the arbitrator's fees.

     10.  MISCELLANEOUS.  This Agreement shall be binding upon and inure to the
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benefit of Company, Americas and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of the Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written agreement signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL, INC.                            TIMOTHY N. JENSON

By:/S/ DWIGHT A. STEFFENSEN              /S/ TIMOTHY N. JENSON
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   Name:  Dwight A. Steffensen
   Title: Chief Executive Officer

MERISEL AMERICAS, INC.


By: /S/ DWIGHT A. STEFFENSEN
   -------------------------
  Name:  Dwight A. Steffensen
  Title: Chief Executive Officer

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